Exhibit 5.4

Founded in 1852 by Sidney Davy Miller	Miller, Canfield, Paddock and Stone, P.L.C. 150 West Jefferson, Suite 2500 Detroit, Michigan 48226 TEL (313) 963-6420 FAX (313) 496-7500 www.millercanfield.com

MICHIGAN: Ann Arbor

Detroit — Grand Rapids

Kalamazoo — Lansing

Saginaw — Troy

FLORIDA: Naples

ILLINOIS: Chicago

MASSACHUSETTS: Cambridge

NEW YORK: New York

CANADA: Toronto — Windsor

CHINA: Shanghai

POLAND: Gdynia

Warsaw — Wroclaw

August 23, 2012

Infor (US) Inc.

380 St. Peter Street

St. Paul, Minnesota 55102

Re:	Infor Global Solutions (Michigan), Inc.

Ladies and Gentlemen:

We are issuing this letter in our capacity as special counsel for Infor Global Solutions (Michigan), Inc., a Michigan corporation (the “Company”). This opinion letter is being delivered in connection with the proposed registration by Infor (US) Inc., a Delaware corporation formerly known as Lawson Software, Inc. (“Issuer”), of (i) $560,000,000 in aggregate principal amount of the Issuer’s 11  1/2% Senior Notes due 2018, (ii) $1,015,000,000 in aggregate principal amount of the Issuer’s 9  3/8% Senior Notes due 2019, and (iii) €250,000,000 in aggregate principal amount of the Issuer’s 10% Senior Notes due 2019, to be guaranteed by the Company, Infinium Software, Inc., a Massachusetts corporation, Infor Enterprise Solutions Holdings, Inc., a Georgia corporation, Infor Global Solutions (Georgia), Inc., a Georgia corporation, Seneca Acquisition Subsidiary Inc., a Delaware corporation, Enroute Emergency Systems LLC, a Delaware limited liability company, Infor Restaurant Systems LLC, a Delaware limited liability company, Trisyn Group, Inc., a Delaware corporation, Hansen Information Technologies, Inc., a Georgia corporation (collectively, “Guarantors”), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of April 5, 2012 (the “Indenture”), by and among the Issuer, the Guarantors, and Wilmington Trust, National Association, as trustee. The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s (i) $560,000,000 in aggregate principal amount of the Issuer’s 11  1/2% Senior Notes due 2018, (ii) $1,015,000,000 in aggregate principal amount of the Issuer’s 9  3/8% Senior Notes due 2019, and (iii) €250,000,000 in aggregate principal amount of the Issuer’s 10% Senior Notes due 2019, of which the aggregate principal amounts still outstanding are the subject of the exchange offer described in to the Registration Statement.

MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.

– 2 –	August 23, 2012

In rendering the opinions expressed below, we have examined the following:

1. Indenture;

2. Registration Rights Agreement, dated as of April 5, 2012, by and among the Issuer, Infor, Inc., the Guarantors, the Dollar Notes Representative and the Euro Notes Representative;

3. Registration Statement;

4. a certificate of the Director of the Bureau of Commercial Services of the Michigan Department of Licensing and Regulatory Affairs dated July 19, 2012, annexing a true copy of the Restated Articles of Incorporation of the Company and all amendments thereto.

5. the Unanimous Written Consent of the Board of Directors of each of the Subsidiary Guarantors Listed on Annex A dated as of March 16, 2012, executed by Gregory M. Giangiordano as the sole member of the Board of Directors; and

6. a certificate of the Director the Bureau of Commercial Services of the Michigan Department of Licensing and Regulatory Affairs dated August 9th, 2012, attesting to the valid incorporation of and continued valid corporate existence and good standing of the Company in the State of Michigan.

Other capitalized terms used in this letter that are defined in the Indenture are used with the same meanings unless otherwise defined in this letter. We have made such examinations of the law as we have deemed necessary in connection with the opinions set forth below.

For purposes of the opinions set forth in this letter, we have assumed that each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

The law covered by the opinions expressed in this letter is limited to the federal law of the United States of America and the law of the State of Michigan.

Based on and subject to the foregoing and to the qualifications and limitations set forth below, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Michigan.

2. The Company has the requisite corporate power and authority to execute and deliver and to perform its obligations under the Indenture.

MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.

– 3 –	August 23, 2012

3. The Guarantor has taken all necessary corporate action to duly authorize the execution, delivery and performance of the Indenture.

We hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

The foregoing opinions are subject to the following qualifications and limitations:

A. Our opinions deal only with the specific legal issues explicitly addressed in this letter and do not address any other matters.

B. We express no opinion as to the law of any jurisdiction other than the law of the State of Michigan. We express no opinion relating to the applicability or effect of any: (a) state securities laws and regulations; (b) state tax laws or regulations; (c) compliance with fiduciary duty requirements; (d) compliance with the Michigan Business Corporation Act provisions governing “distributions” (as defined in that Act); or (e) the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, cities, municipalities, and political subdivisions, and judicial decisions to the extent that they deal with any of the foregoing.

C. This letter does not address and contains no United States federal tax advice and may not be used or relied upon for purposes of avoiding United States federal tax penalties.

D. This letter speaks only as of its date. We undertake no obligation to advise you (or any third party) of changes of law or fact that occur after the date of this letter—even though the change may affect the legal conclusions stated in this letter.

E. We are not providing you with any legal or other analysis beyond that expressly set forth in this letter, such as the broader guidance and counsel that we might provide to our own client.

F. This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

/s/ Miller, Canfield, Paddock and Stone, P.L.C.